EXHIBIT 10-ii

Analysts International Corporation

Summary of 2005 Management Incentive Compensation Plan

The following is a summary of the Company’s incentive compensation plan for fiscal year 2005. Employees set forth below are eligible to receive the indicated percentages of Gross Base Salary upon achieving certain pre-tax profit targets of the Company. Certain non-executive employees’ incentive compensation will be based on pre-tax profit and revenue growth targets set by the Company.

	At 90% of Target	At 100% of Target	At 120% of Target	At 200% of Target

CEO	20%	30%	70%	140%
President	20%	30%	60%	120%
Other Executives[1]	20%	30%	50%	100%
General Managers	10%	20%	40%	80%

	At 90% of Target	At 100% of Target	At 110% of Target	At 150% of Target

Area Managers	10%	20%	40%	80%

At any point between the performance percentages presented above, the covered employees may be eligible to receive a pro-rata payout. For example, at 95% of plan the CEO would receive a 25% payout.

Payments are subject to other eligibility requirements.

1  The term “Other Executives” refers to the Chief Operating Officer, General Counsel, Chief Financial Officer/Treasurer, Senior Vice President of Business Development/Strategy, and the Chief Information Officer.